SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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LCA-VISION INC.

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LCA-VISION INC.
7840 Montgomery Road
Cincinnati, OH  45236

ANNUAL MEETING OF STOCKHOLDERS

June 2, 2009

TO THE STOCKHOLDERS OF LCA-VISION INC.:

You are cordially invited to attend the Annual Meeting of the Stockholders of LCA-Vision Inc. to be held on June 2, 2009 at 10:00 a.m. at The Queen City Club, 331 East Fourth Street, Cincinnati, Ohio 45202, for the purpose of considering and acting on the following:

1)	Election of the six director nominees named in the accompanying proxy statement to serve until the 2010 Annual Meeting.

2)	Approval of the company’s Stockholders Rights Plan.

3)	Ratification of Ernst & Young LLP as independent auditors of the company for the fiscal year ending December 31, 2009.

4)	Transaction of such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on April 13, 2009 will be entitled to vote at the meeting.

This year we are furnishing our proxy materials to our stockholders over the internet.  You may read, print and download our annual report and proxy statement at the investor relations section of our website at www.lasikplus.com.   On or about April 23, 2009, we are mailing our stockholders a notice containing instructions on how to access our 2009 proxy statement and 2008 annual report, along with instructions on how to vote online.  The notice also provides instructions on how you can request a paper copy of these documents if you desire.

You may vote via the internet or by requesting a proxy card to complete, sign and return by mail.  If you do attend the meeting, you may vote personally on all matters which are considered.  It is important that your shares be voted. In order to avoid the additional expense to the company of further solicitation, we ask your cooperation in submitting your proxy promptly.

By Order of the Board of Directors

Steven C. Straus
Chief Executive Officer

April 23, 2009

LCA-VISION INC.
7840 Montgomery Road
Cincinnati, OH  45236

PROXY STATEMENT

Our Board of Directors is soliciting your proxy to vote your shares at the annual meeting of Stockholders of LCA-Vision Inc. to be held on June 2, 2009.  We are mailing the notice of the meeting to our stockholders on or about April 23, 2009.

OUTSTANDING VOTING SECURITIES

Each of the 18,581,953 shares of our Common Stock outstanding on April 13, 2009, the record date for the annual meeting, is entitled to one vote on all matters coming before the meeting.  Only stockholders of record on our books at the close of business on April 13, 2009 will be entitled to vote at the meeting, either in person or by proxy.

If on the record date your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer or similar organization, then you are the beneficial owner of the shares held in “street name,” and these proxy materials are being forwarded to you by that organization.  The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting.  As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account.  You are also invited to attend the annual meeting.  However, because you are not the stockholder of record, you may not vote your shares in person at the annual meeting unless you request and obtain a valid proxy from your broker, bank or other agent.

PROXIES AND VOTING

The proxy names two of our officers, Steven C. Straus and Michael J. Celebrezze, as the individuals who will vote your shares as you instruct when you vote by mail, telephone or the internet.  If you submit a signed proxy without affirmatively designating how you wish it to be voted, Mr. Straus and Mr. Celebrezze will vote your shares in accordance with the recommendation of the Board of Directors or, if there is none, in accordance with their best judgment.

Broker non-votes occur when a beneficial owner of shares held in "street name" does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed "non-routine." Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be "routine," but not with respect to "non-routine" matters.  "Non-routine" matters are generally those involving a contest or a matter that may substantially affect the rights or privileges of stockholders, such as mergers or stockholder proposals.

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On Proposal No. 1, the election of directors, the six nominees receiving the most "For" votes from the holders of shares present in person or by proxy and entitled to vote on the matter will be elected. Only votes "For" or "Withheld" will affect the outcome.

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To be approved, Proposal No. 2, approval of the Stockholder Rights Plan, must receive “For” votes from the holders of a majority of the shares present in person or by proxy and entitled to vote on the matter.  If you “Abstain” from voting, it will have the same effect as an "Against" vote.  Broker non-votes are not deemed to be votes cast, and therefore will have no effect on the outcome of this proposal.

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To be approved, Proposal No. 3, the ratification of the selection of Ernst & Young LLP as our independent auditors for 2009, must receive "For" votes from the holders of a majority of the shares present in person or by proxy and entitled to vote on the matter. If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes are not deemed to be votes cast, and therefore will have no effect on the outcome of this proposal.

We are soliciting proxies from our stockholders principally by mail, but we may also have our directors, officers and other employees solicit proxies in person or by telephone or other means.  If these persons do assist in the proxy solicitation process, we will not compensate them over and above their regular salaries for doing so.  We will reimburse brokers, banks and other record owners for their reasonable costs in forwarding materials to beneficial owners and obtaining voting instructions from those owners.  We will pay all expenses relating to our solicitation of proxies.

A quorum of stockholders is necessary to hold a valid annual meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares as of the record date are present at the annual meeting in person or by proxy. The holders of 9,290,977 shares must be present in person or by proxy at the annual meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the annual meeting.  Broker non-votes will not be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or by proxy may adjourn the annual meeting to another date.

To be valid, proxies must be received by the times detailed in the notice and proxy card.

Holders of shares of Common Stock do not have appraisal rights under Delaware law in connection with the matters to be acted on at the annual meeting.

You can revoke your proxy at any time before the final vote at the annual meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

1.           You may submit another properly completed proxy card with a later date.

2.	You may send a timely written notice that you are revoking your proxy to us at 7840 Montgomery Road, Cincinnati, Ohio 45236, Attention: Secretary.

3.
You may attend the annual meeting and vote in person. Simply attending the meeting will not by itself, however, revoke your prior vote. If your shares are held by your broker, bank or other agent as a nominee or agent, you should follow the instructions provided by your broker, bank or other agent.

BUSINESS TO BE CONDUCTED AT THE ANNUAL MEETING

Election of Directors.  At the 2009 Annual Meeting, you will be asked to elect six directors to hold office until the 2010 Annual Meeting of Stockholders.

All of the nominees named below currently are serving as members of the Board of Directors.  Each of the nominees was recommended to the Board of Directors by the Nominating and Governance Committee of the Board.  Although we have no reason to believe that any nominee will, prior to the date of the meeting, become unable to serve if elected, if someone should, proxies will be voted for the election of any substitute nominee.

The governance guidelines and principles adopted by the Board of Directors require that any nominee for director who receives a greater number of votes “withheld” from his election than votes “for” such election must tender his resignation for consideration by the Nominating and Governance Committee.  The Nominating and Governance Committee then will recommend to the Board the action to be taken with respect to such resignation.

The Board recommends that each nominee, described below, be elected to serve until the 2010 Annual Meeting or until his successor is elected and qualified.

William F. Bahl, age 58, is the co-founder and President of Bahl & Gaynor Investment Counsel, an independent registered investment adviser located in Cincinnati.  Prior to founding Bahl & Gaynor in 1990, he served as Senior Vice President and Chief Investment Officer at Northern Trust Company in Chicago.  Mr. Bahl is a director of Cincinnati Financial Corporation and serves as a trustee for the Talbert House Foundation, Deaconess Associations, Inc. and Hamilton County Parks Foundation.  He is a member of the Cincinnati Society of Financial Analysts.  He has served as a member of the Board since 2005.

John H. Gutfreund, age 79. Since 1993, Mr. Gutfreund has been the President of Gutfreund & Co. Inc., a financial management consulting firm.  Mr. Gutfreund was a Senior Advisor of Collins Stewart LLC (formerly C.E. Unterberg Towbin), an investment partnership for high-growth technology companies, from January 2002 to September 2008.  Formerly, Mr. Gutfreund was with Salomon Brothers from 1953-1991, most recently as its Chairman and Chief Executive Officer.  Mr. Gutfreund is a director of AXES LLC, Evercel, Inc., Montefiore Medical Center, and Nutrition 21, Inc., which he also serves as Board Chairman. He is also a Member of The Brookings Institution; Council Advisory Committee in New York; member, Council on Foreign Relations; Lifetime Member, Board of Trustees, New York Public Library; Honorary Trustee, Oberlin (Ohio) College; and Chairman Emeritus and Member of the Board of Trustees, Aperture Foundation.  He has served as a member of the Board since 1997.

John C. Hassan, age 66, has been a consultant to BSC Ventures, a holding company in the printing and converting industry, since November 2006.  Prior to that, he had been the President and CEO of Champion Printing, Inc., a direct mail printing company, for more than 15 years.  Previously, he was Vice President Marketing of the Drackett Company, a division of Bristol-Myers Squibb.  He currently serves on the boards of the Ohio Graphics Arts Health Fund and the Madeira/Indian Hill Fire Company.  He has served as a member of the Board since 1996.

Edgar F. Heizer III, age 49, has been Chairman of Manus Health Systems, Inc., a multi-site dental-care provider, since July 1997 and was also Chief Executive Officer of Manus Health Systems from May 1999 through December 2004.  Mr. Heizer also currently serves as Managing Member of Coral SR LLC  and Principal of Heizer Capital, management and investment firms focused on growth businesses in transition which he founded in 1995. Previously, he was a partner of the law firm Gardner Carton & Douglas. Mr. Heizer is also director of Dental Services Group, Inc., LB Limited and Trinchera Production Company, and a member of the National Association of Corporate Directors. He has served as a member of the Board since February 2009.

Steven C. Straus, age 52, is our Chief Executive Officer.  He joined us in that capacity in November 2006.  Mr. Straus’ healthcare career has spanned three decades.  Previously, Mr. Straus served sequentially as Chief Development Officer, Chief Operating Officer and President of MSO Medical, a bariatric surgery management company, from December 2003 through October 2006.  Prior to December 2008, Mr. Straus was Chief Development Officer at Titan Health Corporation, an ambulatory surgery center company, from May 2003 to November 2003, and Vice President, General Manager of OR Partners, Ambulatory Surgery Center Division of TLC Vision Inc. from October 2001 through April 2003.  Previously he was President of the Healthcare Products Group at Jordan Industries; Senior Vice President at Columbia/HCA and Medical Care, Inc. and served in several management capacities at Baxter Healthcare and American Hospital Supply Corporation.  He has served as a member of the Board since November 2006.

E. Anthony Woods, age 68, has been non-executive Chairman of the Board since March 2006.  Mr. Woods has been Chairman of Deaconess Association, Inc. (Deaconess), a healthcare holding company, since 2003, and was previously President and Chief Executive Officer of Deaconess, from January 1987 through February 2003.  Mr. Woods is also director of Cincinnati Financial Corporation, Anchor Funding Services, Inc., Critical Homecare Solutions, Inc. and Phoenix Health Systems.  He has served as a member of the Board since 2004.

The complete mailing address of each director is c/o LCA-Vision Inc., 7840 Montgomery Road, Cincinnati, OH 45236.

Each director holds office until the next annual meeting of stockholders or until his or her successor has been elected and qualified.  Officers are appointed by and serve at the discretion of the Board.

Ratification of the Stockholder Rights Plan. On November 11, 2008, the Board adopted a Stockholder Rights Plan and in connection with the Rights Plan declared a dividend distribution of one Right for each outstanding share of Common Stock to stockholders of record at the close of business on November 24, 2008.  Pursuant to the terms of the Rights Plan, the Rights will expire on November 23, 2009, if adoption of the Rights Plan has not been approved by our stockholders. The Board is submitting the Rights Plan for stockholder approval at the Annual Meeting. If the Rights Plan is not approved at the annual meeting, the Board intends to let the Rights expire by their terms on November 23, 2009.

The Board believes that the Rights Plan is in the best interests of our stockholders and that it appropriately balances the Board’s use of the Rights Plan to increase its negotiating leverage to maximize stockholder value, while observing current best practices to give stockholders a voice in the process.  In the case of offers that the Board considers to be coercive, abusive or opportunist, the Rights Plan should provide time for the Board to evaluate such offers, to seek out and secure potentially superior financial alternatives, if available, and ultimately to negotiate the best price for our stockholders if a change of control transaction is to occur.  Following is a summary of the material terms of the Rights Agreement dated as of November 24, 2008 between us and Computershare Trust Company, N.A., as Rights Agent, that embodies the Rights Plan.  The statements below are only a summary, and we refer you to the full text of the Rights Agreement, which is incorporated by reference as an exhibit to our Annual Report on Form 10-K for 2008.  Each statement in this summary is qualified in its entirety by this reference.

Under the terms of the Rights Agreement, holders of Common Stock as of November 11, 2008 received a dividend of one preferred share purchase right (“Right”) for every share of Common Stock held at the close of business on November 24, 2008.  Each share of Common Stock issued after the close of business on November 24, 2008 also will be issued one corresponding Right. The Rights will be evidenced by Common Stock certificates.  After the Distribution Date (as defined below) each Right will entitle the holder to purchase from the Company one-hundredth of a share of Series A Junior Participating Preferred Stock (“Participating Preferred Stock”) at a purchase price of $100 per one hundredth of a preferred share, subject to adjustment, or, after a flip-in event (as described below), to purchase shares of Common Stock equal in value to twice the exercise price (as adjusted).  The Rights also would entitle their holders to acquire common stock of an acquirer in the circumstances described below.

The Rights encourage third parties who may be interested in acquiring us to negotiate directly with the Board.  The Rights will not prevent a takeover of the Company.  However, as described below, the Rights may cause substantial dilution to a person or group that acquires 20% or more of the outstanding Common Stock (such person or group being an “Acquiring Person”) or to an Adverse Person (as defined below) unless the Rights are first redeemed by the Board.  Nevertheless, the Rights should not interfere with a transaction that is in the best interests of the Company and our stockholders because the Rights may be redeemed by the Board prior to the close of business on the tenth day following the date that a person becomes an Acquiring Person or an Adverse Person.  The Board’s decision to enter into the Rights Agreement was not made in response to, or in anticipation of, any acquisition proposal, and is not intended to prevent a non-coercive takeover bid from being made for the Company or to secure continuance of management or the directors in office.

Events Causing the Exercisability of the Rights.  The Rights will become exercisable after the “Distribution Date,” which is the earliest to occur of:

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The close of business on the tenth business day following (A) public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding Common Stock (subject to certain limitations) (an “Acquiring Person”) or (B) the date a person (also an "Acquiring Person") has entered into an agreement or arrangement with us or any of our subsidiaries providing for an Acquisition Transaction (any such date, a "Stock Acquisition Date"),

•	ten business days (or such later date as the Board determines) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person, and

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ten business days after the Board determines that any person, alone or together with its affiliates and associates, has become the beneficial owner of an amount of Common Stock that the Board determines to be substantial (which amount shall in no event be less than 10% of the shares of Common Stock then outstanding) and at least a majority of the Board who are not officers of the Company, after reasonable inquiry and investigation, including consultation with such persons as the directors deem appropriate, determine that (A) such beneficial ownership by such person is intended to cause the Company to repurchase the Common Stock beneficially owned by such person or to pressure the Company to take action or enter into a transaction or series of transactions intended to provide such person with short-term financial gain under circumstances where the Board determines that the best long-term interests of the Company and its stockholders would not be served by taking such action or entering into such transactions or series of transactions at that time or (B) such beneficial ownership is causing or is reasonably likely to cause a material adverse impact (including, but not limited to, impairment of relationships with customers or impairment of the Company's ability to maintain its competitive position) on the business or prospects of the Company (any such person being an "Adverse Person").

An "Acquisition Transaction" is defined as (x) a merger, consolidation or similar transaction involving the Company or any of its subsidiaries as a result of which stockholders of the Company will no longer own a majority of the outstanding shares of Common Stock or a publicly traded entity which controls the Company or, if appropriate, the entity into which the Company may be merged, consolidated or otherwise combined, (y) a purchase or other acquisition of all or a substantial portion of the assets of the Company and its subsidiaries, or (z) a purchase or other acquisition of securities representing 20% or more of the shares of Common Stock then outstanding.

Until a right is exercised or exchanged, the holder of the Right, by virtue of holding a Right, will have no rights as a stockholder of the Company, including, for example, the right to vote or to receive dividends.

Exchange Provision.  At any time after an Acquiring Person has become such and prior to the Acquiring Person beneficially owning 50% or more of the outstanding Common Stock, the Board may exchange the Rights (other than Rights beneficially owned by the Acquiring Person, an Adverse Person or their affiliates), in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment).

Effect of “Flip-In.”  If a person becomes an Acquiring Person (subject to certain exceptions) or if the Board determines that a person is an Adverse Person (a “flip-in event”), then each right (other than Rights beneficially owned by an Acquiring Person, an Adverse Person or their affiliates) will entitle the holder thereof to purchase, for the exercise price, a number of shares of the Common Stock having a value of twice the exercise price.  However, rights are not exercisable following the occurrence of a flip-in event until the Rights are no longer redeemable by the Company as described below.

Exercise of Rights for Shares of an Acquiring Company.  If after the date an Acquiring Person is publicly announced to have become such, (a) we merge into another equity, (b) an acquiring entity merges into the Company or (c) we sell more than 50% of our assets or earning power, each Right (other than Rights owned by an Acquiring Person, an Adverse Person or their  affiliates) will entitle the holder thereof to purchase, for the exercise power, a number of shares of common stock of the person engaging in the transaction having a value of twice the exercise power.

Adjustments to Exercise Price.  The exercise price for each Right and the number of shares of Participating Preferred Stock (or other securities or property) issuable upon exercise of the Rights are subject to adjustment for stock splits, stock dividends or similar transactions and to prevent dilution.

Redemption of Rights. The Board may redeem the Rights at one-tenth of one cent per right at any time before the tenth business day following the date a 20% position has been acquired or a person has been declared an "Adverse Person."

Amendment of the Terms of the Rights Agreement. Any of the provisions of the Rights Agreement may be amended by the Board before the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board to cure any ambiguity, to correct or supplement any provision contained in the Rights Agreement that may be effective or inconsistent with any other provision therein, to make changes that do not adversely affect the interests of holders of Rights (excluding the interests of an Acquiring Person, an Adverse Person, or certain related parties), or to shorten or lengthen any time period under the Rights Agreement. Notwithstanding the foregoing, no amendment may be made to the Rights Agreement at a time when the Rights are not redeemable, except to cure any ambiguity or correct or supplement any provision contained in the Rights Agreement that may be defective or inconsistent with any other provision therein.

Term. The Rights will expire on November 23, 2018. In addition, the Rights will terminate one year from the date of their issuance, on November 23, 2009, unless adoption of the Rights Plan has been ratified by our stockholders prior to that time.

Stockholder Ratification.  The affirmative vote of the holders of a majority of the shares of Common Stock represented, in person or by proxy, and entitled to vote at the annual meeting is required to ratify the Rights Plan.

The Board recommends a vote for ratification of the Rights Plan.

Ratification of Appointment of Independent Auditors. The Board desires to obtain from the stockholders an indication of their approval or disapproval of the Board's action in appointing Ernst & Young LLP, independent registered public accountants, to audit our financial statements for the year 2009.  Ernst & Young has served as our independent auditors since 2001.

If the resolution is defeated, the adverse vote will be considered a direction to the Board to select other auditors for the following year.  However, because of the difficulty and expense of making any substitution of auditors so long after the beginning of the current year, it is contemplated that the appointment for the year 2009 will be permitted to stand unless the Board finds other good reasons for making a change.  Representatives of Ernst & Young will be in attendance at the meeting, with the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

Information on fees billed by Ernst & Young for services during 2008 and 2007 is provided below.

Audit Fees.  Audit fees totaled $469,447 and $431,965 in 2008 and 2007, respectively.  Audit fees include fees associated with the annual audit of the Company's consolidated financial statements and the effectiveness of our internal control over financial reporting. Audit fees also include fees associated with reviews of our quarterly reports on Forms 10-Q, the statutory audit requirement with respect to our captive insurance company, and reviews of registration statements.

Audit Related Fees.  We did not pay Ernst & Young any amounts in 2008 or 2007 for assurance or related services that are (1) reasonably related to the performance of the audit or review of our financial statements and (2) not reported under “Audit Fees” above.

Tax Fees.  The Company did not use Ernst & Young for any tax compliance, tax advice or tax planning services in 2008 or 2007.

All Other Fees.  Ernst & Young did not provide any products or perform any services for the Company in 2008 or 2007 other than the audit services described above.

The Board's Audit Committee approved the services provided and the fees charged by Ernst & Young.

Required Vote. The affirmative vote of the holders of a majority of the shares of Common Stock represented, in person or by proxy, and entitled to vote at the annual meeting is required to ratify the appointment of Ernst & Young.

The Board recommends a vote FOR ratification of the appointment of Ernst & Young LLP.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board Governance, Meetings and Attendance at Meetings

The Board met 16 times during 2008.  During the year, all of the directors then in office attended at least 75% of the meetings of the Board and all committees of the Board on which they served.  The Board has affirmatively determined that Messrs. Bahl, Gutfreund, Hassan, Heizer and Woods are “independent” directors as defined in the Marketplace Rules of the NASDAQ Stock Market.

The Board has adopted Board governance guidelines and principles that, together with the charters of the Board committees, provide the framework for our corporate governance. We also have a Code of Business Conduct and Ethics that is applicable to all employees, including executive officers, as well as to directors to the extent relevant to their services as directors. The Company’s Board has three standing committees: Audit, Compensation, and Nominating and Governance. Each committee is comprised solely of directors who are “independent” as defined above. The Board has adopted a charter for each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The Code of Business Conduct and Ethics, Board Governance Guidelines and Principles and committee charters are available on our website at www.lasikplus.com by clicking on “Investors” and “Corporate Governance.” You may request a copy of any of these documents to be mailed to you as described on the last page of this Proxy Statement. Any amendments to, or waivers from, the Code of Business Conduct and Ethics that apply to the Company’s principal executive and financial officers will be posted on the Company’s website.

We believe it is extremely important that our directors attend the Annual Meeting of Stockholders and expect them to do so each year, barring unforeseen circumstances. All of our directors then in office attended the 2008 Annual Meeting.

Audit Committee

The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to our financial statements, internal controls over financial reporting and auditing, accounting and financial reporting process generally. The Audit Committee is responsible for the selection, compensation and oversight of our independent auditors and for the pre-approval of all audit and permitted non-audit services to be performed by the independent auditors. Among other things, the Committee meets with the independent auditors to review and discuss the adequacy and effectiveness of our internal controls and its disclosure controls and procedures; to review our significant accounting and reporting principles and practices; to discuss the auditors’ judgments on the quality of our accounting principles; and to discuss any management letters issued by the independent auditors. The Audit Committee also is responsible for receiving and investigating any complaints regarding questionable accounting or auditing matters and violations of our Code of Business Conduct and Ethics.

The Audit Committee held 11 meetings in 2008. At four of these meetings, the Committee met separately with members of our internal audit department and with our independent auditors. The current members of the Committee are Messrs. Hassan (Chair), Bahl and Woods. The Board has determined that each of Messrs. Hassan, Bahl and Woods qualifies as an “audit committee financial expert” under applicable SEC rules.

Audit Committee Report

In accordance with its written charter, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtains from the independent auditors a formal written statement describing all relationships between the auditors and us that might bear on the auditors’ independence consistent with applicable requirements of the Public Company Accounting Oversight Board, discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.

The Audit Committee discusses and reviews with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees” and, with and without management present, discusses and reviews the results of the independent auditors’ examination of the financial statements.

The Audit Committee reviewed and discussed our audited financial statements as of and for the fiscal year ended December 31, 2008 with management and the independent auditors.  Management has the responsibility for the preparation of our financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the Securities and Exchange Commission.

March 13, 2009	John C. Hassan (Chair)
William F. Bahl
E. Anthony Woods

Compensation Committee

The Compensation Committee consists of Messrs. Bahl (Chair), Gutfreund, Hassan and Woods. No member of the Committee has any interlocking relationship with the Company, as defined in applicable SEC rules and regulations. The Committee is responsible for developing and recommending our executive compensation principles, policies and programs to the Board. In addition, the Compensation Committee either determines or recommends to the Board on an annual basis the compensation to be paid to the chief executive officer and, with advice from the chief executive officer, determines the amount paid to each of our other executive officers. The principal responsibilities of the Compensation Committee include to:

•	Review and approve corporate goals, objectives and compensation of our chief executive officer and evaluate his performance.

•	Determine, or recommend to the Board for determination, the compensation of our other executive officers of the Company.

•	Discharge responsibilities of the Board with respect to our incentive compensation plans and equity-based plans and oversee the activities of the individuals responsible for administering these plans.

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Approve issuance or any material amendment of, any tax qualified, non-discriminatory employee benefit plan or parallel non-qualified plan pursuant to which a director, officer, employee or consultant will acquire restricted or unrestricted stock, performance units or options.

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Approve issuances under, or any material amendment of, any stock incentive or other similar plan pursuant to which a person not previously an employee or director of the Company, as an inducement to the individual’s entering into employment with the Company, will acquire restricted or unrestricted stock, performance units or options.

The Compensation Committee met seven times during 2008.  The chief executive officer is not present during any voting or deliberations of the Committee regarding the chief executive officer’s compensation.

The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee consisting of one or more members.  During 2008, the Committee did not delegate any of its duties or responsibilities.

The Committee has the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management. The authority to retain compensation consultants to assist in the evaluation of director, chief executive officer or other executive officer compensation is vested solely in the Committee. The Committee currently utilizes the services of Total Rewards Strategies as its compensation consultant. This consultant has provided information to the Committee on the types and amounts of compensation paid to executive officers by various comparator groups of public companies. This information was used by the Committee as described under “Compensation Discussion and Analysis.”

Nominating and Governance Committee

The Nominating and Governance Committee was established under and has the responsibilities set forth in its charter. During 2008, the Nominating and Governance Committee held four meetings. The current members of the Nominating and Governance Committee are Messrs. Gutfreund (Chair), Bahl, Hassan and Woods.

Responsibilities of the Nominating and Governance Committee include searching for and recommending qualified nominees for election to the Board; identifying Board members qualified to fill vacancies on Board committees; recommending to the full Board programs and procedures relating to the compensation, evaluation, retention, retirement and resignation of directors; reviewing and making recommendations to the Board to address stockholder resolutions; addressing Board performance; and reviewing the performance of senior management for purposes of management succession. The Nominating and Governance Committee has the authority to engage outside advisors at our expense. The Nominating and Governance Committee will consider, on at least an annual basis, whether the number of directors should be increased, remain the same or be decreased. To the extent vacancies on the Board exist, either as the result of a director not standing for re-election or resigning or as a result of an increase in the size of the Board, the Nominating and Governance Committee will seek candidates who are qualified to fill the vacancy. In evaluating candidates, the Nominating and Governance Committee will consider such qualifications as its members then deem of most benefit to the Company. Experience in the healthcare field is considered a valuable but not necessary qualification.

In identifying director candidates, the Nominating and Governance Committee expects to rely upon the experience of its own members along with recommendations that may be made by others, including our Chief Executive Officer and stockholders of the Company. Stockholders who wish to suggest possible candidates should direct their suggestions to the attention of our Assistant General Counsel, who will then forward the suggestions to the Nominating and Governance Committee unless he determines that the suggestions are frivolous or not made in good faith. Candidates suggested by stockholders should at a minimum meet the qualifications set forth above. Candidates suggested by stockholders will be considered on the same basis as those suggested to the Nominating and Governance Committee by other individuals. In 2008, other than one proposal which was later withdrawn as described below, we did not receive any recommendations for director nominations from stockholders owning more than 5% of our common stock.

In February 2009, a group led by Stephen N. Joffe, Craig Joffe and Alan Buckey (collectively, the “Joffe Group”) began to solicit written consents from our stockholders to:  (i) repeal any amendments to our Bylaws adopted after December 31, 2008; (ii) remove, without cause, all of our current directors; and (iii) elect as directors the Joffe Group’s nominees: Stephen N. Joffe, Jason T. Mogel, Robert B. Probst, Edward J. VonderBrink and Robert H. Weisman (the “Joffe Group Nominees”).  The Board opposed the Joffe Group’s consent solicitation and solicited revocations of any consents granted to the Joffe Group.  In February 2009, Craig Joffe provided a notice of his intent to nominate the Joffe Group Nominees at the our 2009 annual meeting.

On March 26, 2009, we received a letter from Craig Joffe on behalf of himself and the Joffe Group (and the Joffe Group filed an amendment to its ownership statement on Schedule 13D) stating that the Group had terminated its solicitation of written consents from our stockholders and disbanded. Additionally, in that letter and amendment Craig Joffe withdrew his intent to nominate the Joffe Group Nominees  for election at the 2009 annual meeting.  The Company did not negotiate or enter into any settlement or other agreement with the Joffe Group. The Company will pay all expenses incurred by the Board related to its consent revocation solicitation, but no expenses of the Joffe Group.

EXECUTIVE OFFICERS

Our current executive officers are Steven C. Straus, Chief Executive Officer; Michael J. Celebrezze, Senior Vice President of Finance, Chief Financial Officer and Treasurer; David L. Thomas, Senior Vice President of Operations; and Stephen M. Jones, Senior Vice President of Human Resources. Information about Mr. Straus is given above under “Current Directors of LCA-Vision Inc.”

Michael J. Celebrezze, age 52, was named Senior Vice President of Finance, Chief Financial Officer and Treasurer on December 1, 2008.  He had previously served as interim Chief Financial Officer since June 2008 and Senior Vice President and Treasurer since July 2007.  Michael joined us in July 2006 as Vice President of Finance and Treasurer from First Transit, Inc., a national public transportation company with $400 million in revenue, where he served as Chief Financial Officer from June 2001 through June 2006.  Prior to joining First Transit, he was employed for 17 years with APCOA/Standard Parking, where he held a variety of financial positions including Executive Vice President and Chief Financial Officer.  Mr. Celebrezze holds a Certified Public Accounting designation in Ohio (inactive) and received a B.S. in Accounting from Kent State University and an M.B.A. from John Carroll University.

            Stephen M. Jones, age 56, is Senior Vice President of Human Resources.  He came to us in May 2007 from The Kroger Company, where he was Vice President of Talent Management from June 2001 through May 2007.  Prior to joining The Kroger Company, he was Principal and Practice Leader with the Performance and Rewards Practice of Mercer Consulting, the largest human resources consulting organization in the United States from June 1993 through June 2001.  Mr. Jones earned a B.A. in Biology from Brown University, and an M.B.A. in Health Administration from Widener University.

David L. Thomas, age 50, joined us as Senior Vice President of Operations in April 2008.  Prior to joining us, he was a Senior Manager of McDonald’s Corp., serving as Chief Operating Officer of Boston Market, Inc. from 2004 until September 2007.  From 2001 until 2004, he was Division President and Senior Vice-President, Operations for Boston Market.  Previously, Mr. Thomas held a number of positions with McDonald’s Corporation from 1991 to 2001 including, in 2001, serving as Country Market Manager of McDonald’s Puerto Rico.  Mr. Thomas is a graduate of the U.S. Military Academy at West Point.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The undersigned members of the Compensation Committee of the Board of Directors of LCA-Vision Inc. during 2008 and currently have furnished the following report for inclusion in this Proxy Statement.

The Committee has reviewed and discussed the Compensation Discussion and Analysis presented below with our management.  Based upon that review and those discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for our 2009 Annual Meeting of Stockholders.

March 13, 2009	William F. Bahl (Chair)
John H. Gutfreund
John C. Hassan
E. Anthony Woods

COMPENSATION DISCUSSION AND ANALYSIS

Our compensation programs are designed to provide our executive officers with market-competitive salaries and the opportunity to earn incentive compensation related to performance expectations identified by the Compensation Committee of the Board.  The objectives of our executive compensation program as developed by the Compensation Committee are to:

•
Provide a direct link between executive officer compensation and the interests of our stockholders by making a significant portion of executive officer compensation dependent upon our financial performance.

•	Support the achievement of our annual and long-term goals and objectives as determined annually by the Committee of the Board.

•	Provide opportunities for equity ownership based on competitive levels, corporate/segment performance, share price performance and share dilution considerations.

•	Provide compensation plans and arrangements that encourage the retention of better-performing executives.

Components and Philosophy of Executive Compensation

The Compensation Committee seeks to set total compensation for our executive officers at levels that are competitive with that paid to executives with similar levels of responsibilities at similarly-sized corporations that are deemed comparable to us.  The Compensation Committee’s goal is to provide total compensation, assuming achievement of target performance measures for incentive compensation are met, that approximates the 50th  percentile of the comparable companies and that approaches the 75th  percentile of total compensation at such comparable companies, if maximum performance measures are achieved.

In furtherance of this goal, the Compensation Committee’s then compensation consultant prepared for the Committee’s review a list of comparable companies in late 2007.  Compensation for the named executive officers for 2008 was set by the Committee using a peer group of 25 companies selected from direct competitors, medical technology companies, healthcare, hospitality, medical devices and retail with similar market value, revenue, net income and number of employees.   This group consisted of the following:

Alliance Imaging, Inc.	PolyMedica Corporation
American Medical Systems Holdings	Radiation Therapy Services, Inc.
AmSurg Corp.	Select Comfort Corporation
ArthroCare Corporation	SonoSite, Inc.
Books-A-Million, Inc.	Symbion, Inc.
Build-A-Bear Workshop, Inc.	Symmetry Medical, Inc.
California Pizza Kitchen, Inc.	TLC Vision Corporation
Hanger Orthopedic Group, Inc.	Tuesday Morning Corporation
Jos. A. Bank Clothiers, Inc.	VCA Antech, Inc.
Meridian Bioscience, Inc.	Vital Images, Inc.
P.F. Chang’s China Bistro, Inc.	Vital Signs, Inc.
Palomar Medical Technologies, Inc.	Zoll Medical Corporation
Pediatric Services of America, Inc.

Using the comparator group, the Committee’s compensation consultant advises the Committee as to the nature of the elements of compensation paid by the comparable companies and then calculates a market rate of compensation for each such element for each named executive officer’s position (which is essentially equal to the 50th percentile of the element of compensation paid by those companies).

The compensation of our executive officers is, therefore, designed to be competitive with that paid by the comparable companies and includes three elements, namely (i) base salary, (ii) annual incentive cash bonuses, and (iii) long-term equity incentive compensation.  Cash bonuses and long-term equity incentives (collectively, “Incentive Compensation”) represent a significant portion of an executive officer’s potential annual compensation.  In general, the proportion of an executive officer’s compensation that is Incentive Compensation increases with the level of responsibility of the officer.  Allocations by the Committee among the three elements of compensation are market based in order to enable us to attract and retain qualified employees and are intended to provide an appropriate salary to our executive officers while making the greater part of their compensation contingent on, and tied to, our performance.  The allocation to annual incentive cash bonuses is intended to encourage and reward short-term success.  The allocation to equity incentive compensation, in addition to encouraging and rewarding success over the performance period, is intended to tie the executive’s interest to our long term success by giving the executive an equity interest in us.

The compensation program is designed to further our current strategic goals, which are to increase stockholder value by focusing on improving operating results through increases in revenue coupled with operating efficiencies.  Executive officers also receive various benefits generally available to all of our employees, such as a 401(k) plan and medical plans.

In setting annual and long-term Incentive Compensation goals and performance levels, the Committee intends to provide the executives a challenging yet reasonable opportunity to reach the threshold amount, while requiring substantial growth to reach the maximum level without encouraging executives to take unnecessary and excessive risks.

Other than new hires, the Compensation Committee typically takes actions with regard to executive officer cash and stock compensation in the first quarter of each year after financial results for the previous fiscal year have been finalized.

 Base Salaries

The Compensation Committee seeks to set base salaries for the Company’s executive officers at levels that are competitive with the market rate for executives with similar roles and responsibilities at comparable companies, adjusted to reflect the performance of the individual executive officer.  The Committee has established a target range of 80% to 120% of median level.  In setting annual salaries for individuals, the Compensation Committee first considers the market rate compensation paid for similar positions at companies in the comparator group as a benchmark forecast.  It then considers individual performance of the executive measured against expectations.  The Company has developed a performance development assessment designed to provide a consistent and efficient approach to evaluating performance.  The assessment includes six success factors, namely growth through leadership, growth through management excellence, growth through people practices, growth through exceptional results, growth through patient/customer excellence and growth through personal commitment.  Each executive officer is assessed on a scale of 1 to 5, with 1 being not applicable and 5 being exceptional performance, in a number of specific areas under each success factor.  The performance development assessment includes both a self assessment and a reviewer/supervisor assessment.  In the case of the Chief Executive Officer, this latter assessment is provided by the Compensation Committee and the Chairman of the Board of Directors.  With respect to the other named executive officers, the assessment is provided by the Chief Executive Officer or (other than with respect to the Chief Financial Officer) the Chief Financial Officer.

The results of the performance development assessment are used by the Committee in setting the salary compensation of the Chief Executive Officer.  In the case of the other named executive officers, the Committee receives advice from the Chief Executive Officer, but actual compensation decisions are made by the Committee.  In each case, the decision is based upon the appropriate market rate salary adjusted subjectively by the Committee to reflect the results of the individual performance development assessment.  Salaries paid to the Company’s named executive officers during 2008 are provided in the Summary Compensation Table.  Differences between individual named executive officers reflect the above considerations and also the fact that some served as executive officers for only a portion of 2008.

Annual Incentive Bonuses (Non-Equity Incentive Compensation)

Our Executive Cash Bonus Plan establishes performance criteria for the payment of annual cash incentive bonuses to our executive officers and such other additional employees as may be selected by the Compensation Committee from time to time.  Bonus amounts are calculated as a percent of base salary at the end of the year based upon the extent to which threshold, target and maximum performance goals set annually by the Committee are achieved.  Information on awards made for 2008 is provided elsewhere in this Proxy Statement under 2008 Grants of Plan Based Awards.

In late February and early March 2008, the Committee met to set cash incentive bonuses for 2008.  The Committee set bonus levels for achieving the threshold, target and maximum performance for 2008 at 75%, 100% and 125% of base salary, respectively, for Steven Straus, with linear interpolation between those percentages.  These levels were established in accordance with Mr. Straus’ employment agreement, which is described below.  For the other named executive officers, the bonus levels for achieving threshold, target and maximum performance were set for 2008 at 20%, 40% and 60% of base salary, respectively.  In each case, the bonus levels were determined by the Committee based upon advice from its compensation consultant and were chosen to be market based in order to enable us to attract and retain competent employees.  The bonus levels for Mr. Straus also represented the results of arms length negotiations with him at the time of his employment in November 2006 as described under Basis for Chief Executive Compensation.  The 2008 performance measure was adjusted operating income of $26,370,900 for threshold, $29,301,000 for target and $32,231,000 for maximum. The adjustment excludes deferred income from separately priced warranties.  The Committee may select one or more additional or different objective performance measures in the future.  Based upon our 2008 performance, no cash bonuses will be paid for 2008.

In February 2009, the Committee determined that, in view of current market conditions and uncertainties affecting our ability to forecast our operating results for 2009, it was unable to select objective performance measures for 2009 cash bonuses to our executive officers.  Accordingly, in accordance with the recommendation of its independent compensation consultant, the Committee determined that 2009 cash bonuses for our executive officers would be entirely discretionary and the Committee would determine them after financial results for 2009 are available.

Long-Term Equity Incentive Grants

Our stock incentive plans authorize the Compensation Committee to award stock options and restricted stock to executive officers and other key employees.  Stock incentive grants are designed to align the long-term interests of our key employees with those of its stockholders by enabling key employees to develop and maintain significant long-term equity ownership positions.

The value and number of stock incentives granted to an executive officer is market based, adjusted to reflect the executive’s level of performance responsibility as reflected in the performance development assessment.  The approach used by the Committee is similar to that used in setting salary compensation as described above.

For 2008, the Compensation Committee continued a long-term equity incentive program begun in 2006 under which a performance measure for each year is established, performance goals are set and threshold, target and maximum performance share award opportunities are made to the Company’s executive officers at the beginning of the year.  The Committee then considered the form in which equity consideration awards should be made for 2008.  In doing so, the Committee noted the uncertain economic conditions under which we were operating and the effect that external factors, such as consumer confidence and the overall economy, might have upon our results of operations.  The Committee also noted that no incentive awards had been earned for 2007 and considered the resulting negative effect upon our ability to attract and retain qualified employees.

Taking all of these factors into account, the Committee determined that equity incentive awards for 2008 should consist of performance share awards and time-based stock options.  The Committee believed that this approach was appropriate in order to balance risk for the executives and requirements for stockholder return.  The number of performance share awards was determined by dividing one-half of each named executive officer’s incentive award dollar figure by the fair market value of our common stock on the date of grant.  The performance measure for 2008 was operating income and the terms of the performance share awards essentially were the same for 2007.  The number of shares to be granted under options was calculated by multiplying the number of performance shares by three.  The Committee felt that this was a reasonable allocation of value between performance shares and options based upon advice received from the Committee’s compensation consultant.  The performance shares earned may not be sold by the holder until the third anniversary of the date on which the performance share award was granted and will be forfeited if the holder’s employment terminates before that date for any reason other than death or disability.  Once issued, the performance shares have voting and dividend rights during the restricted period.  The options are exercisable at fair market value on the date of grant, and will vest over five years and expire after 10 years.

Based upon market rate data developed for each named executive officer by the Committee’s compensation consultant, as adjusted subjectively to reflect the executive’s level of performance and responsibility as reflected in the performance development assessment and the importance attributed internally to different executive positions, the Committee established for each named executive officer a dollar value of target equity incentive compensation.  Information about grants made for 2008 is provided elsewhere in this Proxy Statement under 2008 Grants of Plan Based Awards.  The performance measure for 2008 was adjusted operating income at the levels described under Annual Incentive Bonus.  Based upon our 2008 performance, no restricted shares were earned for 2008.

In accordance with its customary practices, the Committee met in February 2009 and determined that, in view of the uncertainties described above with respect to non-equity incentive compensation, equity incentive awards to the executive officers for 2009 would consist solely of stock options, which were awarded effective as of March 2, 2009.  The Committee subsequently determined that these grants inadvertently exceeded the limitation set forth in our 2006 Stock Incentive Plan on the maximum number of options that may be granted to any person in one year.  Upon the recommendation of our Chief Executive Officer, on March 10, 2009, the Committee, with the consent of the optionees, rescinded all of the options granted in 2009.

Basis for Chief Executive Compensation

Effective November 2, 2006, the Board appointed Steven C. Straus as Chief Executive Officer.  Mr. Straus has an employment agreement dated November 1, 2006.  The Compensation Committee designed the agreement in accordance with the principles described under “Components and Philosophy of Executive Compensation,” and, with advice from the Committee’s compensation consultant, negotiated it at arm’s length with Mr. Straus.  The Committee believes that the terms of the Agreement are consistent with market provisions.  The agreement was amended effective April 28, 2008.  The principal terms of the agreement, as amended, are as follows:

•	Annualized salary of not less than $380,000.

•
Participation in our Executive Cash Bonus Plan with a cash bonus target equal to 100% of his annual base salary.  The threshold will be 75% of his annual base salary and the maximum bonus will be 125% of his annual base salary.  The target, threshold and maximum bonus goals for 2008 were established by the Compensation Committee on March 5, 2008.

•
Participation in our 2008 Stock Incentive Plan.  Mr. Straus received time-based Restricted Share Units for 4,682 shares based upon the fair market value on the date of his employment and a Performance Share Award for 9,365 shares.  Performance Shares were to be earned based on our performance metrics for 2007 determined by the Compensation Committee.  Based on our performance, no Performance Shares were earned for 2007.  Mr. Straus’ Restricted Share Units will vest on November 2, 2009, the third anniversary of his date of employment.

•
Application of the standard Confidentiality Agreement, which provides that for a period of one year after termination of his employment with the Company, he will not render services, directly or indirectly, to any competing organization or solicit employees of the Company to join any competing organization.

The agreement has a two-year term that will be automatically renewed for successive two-year periods, unless either we or Mr. Straus provides written notice to the other party not to so renew at least 120 days prior to the anniversary date.  Mr. Straus also is entitled to certain severance payments as described under “Executive Compensation – Potential Post-Employment Payments.”

Severance Arrangements

As discussed under Potential Post-Employment Payments below, we entered into agreements with our named executive officers other than Mr. Straus during 2008.  The Compensation Committee and Board considered these agreements important as a tool to retain executives during difficult economic times or in the event of a change in control.  The Compensation Committee reviewed the agreements with its compensation consultant, which advised that the agreements were consistent with benefits offered by companies in the peer group.

Accounting and Tax Treatments of Executive Compensation

Section 162(m) of the Internal Revenue Code prohibits us from taking an income tax deduction for any compensation in excess of $1 million per year paid to our Chief Executive Officer or any of our other four most-highly compensated executive officers, unless the compensation qualifies as “performance-based” pay under a plan approved by stockholders.  Our stockholders have approved our long-term stock incentive plans.  We intend the plans to qualify as performance-based compensation and be fully deductible by us.  Our annual cash bonus plan has not been approved by stockholders and does not so qualify.

Review of Past Awards

When evaluating the current year compensation awards, the Compensation Committee reviews awards made in prior years in addition to benchmark data from comparable companies.

Adjustment or Recovery of Awards

Under the 2006 Stock Incentive Plan, if, at any time within one year after the date on which a participant exercised an option or on which Restricted Stock vests, the Committee determines in its discretion that the Company or a Subsidiary has been materially harmed by the participant, then any gain realized by the participant shall be paid by the participant to us upon notice from us.

 Timing of Grants

We have not timed, and we do not intend to time, our release of material non-public information for the purpose of affecting the value of executive compensation.  The current policy of the Compensation Committee is grants of options or restricted stock for all employees, including executive officers, will be approved during, or pre-approved with an effective grant date during, a trading “window period,” which we define as a period beginning on the third day following release of its quarterly financial results and ending 15 days before the end of the next fiscal quarter.  If we are in possession of material non-public information at the time of any proposed grant, action may be deferred until the information has been made public.  Restricted stock grants to newly appointed or newly promoted executive officers will be effective on the date approved by the Compensation Committee (or, if later, the first day of employment).

EXECUTIVE COMPENSATION

Summary

The following table summarizes the annual compensation of our Principal Executive Officer, Principal Financial Officer and of each of our other executive officers (the “named executives”) for services rendered to us in all capacities in 2008, 2007 and 2006 for years that the officers were named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (7)	Option Awards ($) (8)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Steven C. Straus (1)	2008	$380,000	$53,425	$60,276	$-	$41,752	(9)	$535,453
Chief Executive Officer	2007	$350,000	$53,280	$-	$-	$196,843		$600,123
	2006	$70,833	$8,612	$-	$-	$-		$79,445

Michael J. Celebrezze (2)	2008	$209,583	$7,554	$30,138	$-	$-		$247,275
Senior Vice President of Finance,	2007	$190,000	$7,533	$-	$26,250	$6,750		$230,533
Chief Financial Officer & Treasurer

Stephen M. Jones (3)	2008	$214,900	$-	$30,138	$-	$-		$245,038
Senior Vice President of	2007	$140,000	$-	$-	$-	$3,500		$143,500
Human Resources

David L. Thomas (4)	2008	$212,596	$-	$25,660	$-	$122,787	(10)	$361,043
Senior Vice President of Operations

Alan H. Buckey (5)	2008	$150,987	$-	$-	$-	$-		$150,987
Executive Vice President of	2007	$282,000	$121,070	$176,454	$-	$4,942		$584,466
Finance and Chief Financial	2006	$270,000	$102,096	$216,727	$115,627	$1,000		$705,450
Officer

James H. Brenner (6)	2008	$254,583	$-	$286,830	$-	$29,625	(11)	$571,038
Chief Marketing Officer	2007	$166,667	$-	$-	$-	$178,960		$345,627

(1)	Mr. Straus began his employment with us on November 1, 2006.
(2)	Mr. Celebrezze began his employment with us on July 17, 2006 and was named an executive officer on August 21, 2007.
(3)	Mr. Jones began his employment with us on May 1, 2007 and was named an executive officer on August 21, 2007.
(4)	Mr. Thomas began his employment with us on April 10, 2008 and was named an executive officer on the same date.
(5)	Mr. Buckey resigned his employment with us on June 30, 2008.
(6)	Mr. Brenner's employment with us terminated effective July 31, 2008.
(7)
The Long Term Incentive Grants section under Compensation Discussion and Analysis describes the equity awards granted to the named executives.  Represents expense recognized in in accordance with SFAS 123 ( R ).

(8)
Represents expense recognized in accordance with SFAS123 ( R ) for stock options issued prior to January 1, 2008 but not vested as of January 1, 2008.  We did not grant any stock options in 2006 or 2007.  Refer to the Outstanding Equity Awards at Fiscal Year-End table for details of outstanding stock options for named executives.  We estimate the fair value of each stock option using the Black-Scholes option pricing model using the assumptions in the following table.  We base expected volatility on a blend of implied and historical volatility of our common stock.  We use historical data on exercises of stock options and other factors to estimate the expected term of the share-based payments granted.  The risk-free rate is based on the U.S. Treasury yield curve in effect at the date of grant.  The expected life of the options is based on historical data and is not necessarily indicative of exercise patterns that may occur.

(9)	Consists of $23,585 of moving cost reimbursement and tax gross-up for relocation expense of $18,167.
(10)	Consists of $88,366 of moving cost reimbursement and tax gross up for relocation expense of $34,421.
(11)	Consists of $106,250 of severence payments, $16,574 of moving cost reimbursement and tax gross up for relocation expense of $13,051.

We estimated the fair value of each common stock option granted during 2008 using the following weighted-average assumptions:

2008
Dividend yield	5-7.1%
Expected volatility	361-362%
Risk-free interest rate	3-3.1%
Expected lives (in years)	5

Plan-Based Compensation

The following table summarizes the programs under which grants of cash or equity-based compensation were available to the named executives in 2008.  Because actual financial results for 2008 did not meet the threshold performance level, none of these awards will be paid.

2008 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Awards ($)
Steven C. Straus	3/5/2008	$285,000	$380,000	$475,000	6,127	12,254	18,381	36,762	$699,948

Michael J. Celebrezze	3/5/2008	$41,917	$83,833	$125,750	3,063	6,127	9,190	18,381	$349,974

Stephen M. Jones	3/5/2008	$42,980	$85,960	$128,940	3,063	6,127	9,190	18,381	$349,974

David L. Thomas (3)	4/1/2008	$41,250	$82,500	$123,750	3,610	7,221	10,831	21,663	$431,527

Alan H. Buckey (4)	3/5/2008	$58,374	$116,748	$175,122	4,814	9,628	14,442	28,884	$549,951

James H. Brenner (4)	3/5/2008	$51,000	$102,000	$153,000	4,814	9,628	14,442	28,884	$549,951

(1)	Awards under the Company's Executive Cash Bonus Plan. See "Compensation Discussion and Analysis" for a discussion of the plan.
(2)	Awards under the Company's 2006 Stock Incentive Plan. See "Compensation Discussion and Analysis" for a discussion of the plan.
(3)	We hired Mr. Thomas on April 1, 2008 and provided the plan-based awards on a pro rata basis using 9/12 proration.
(4)	As former employees, Messrs. Buckey and Brenner will not be eligible for any payments of these awards.

Outstanding Equity Awards at Fiscal 2008 Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units Or Other Rights that Have Not Vested (#) (7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) (7)
Steven C. Straus	-	-	36,762	(1)	$14.28	3/5/2018	4,682	(2)	$19,243	6,127	25,182

Michael J. Celebrezze	-	-	18,381	(3)	$14.28	3/5/2018	166	(4)	682	3,063	12,589

Stephen M. Jones	-	-	18,381	(5)	$14.28	3/5/2018	-		-	3,063	12,589

David L. Thomas	-	-	21,663	(6)	$12.94	4/1/2018	-		-	3,610	14,837

Alan H. Buckey	-	-	-				-		-	-	19,786

James H. Brenner	-	-	-				-		-	-	19,786

Vesting Schedule

(1) (2) Steven C. Straus
11/2/2009	4,682
3/2/2009		7,353
3/2/2010		7,353
3/2/2011		7,352
3/2/2012		7,352
3/2/2013		7,352
	4,682	36,762

(3) (4) Michael J. Celebrezze
7/17/2009	166
3/2/2009		3,677
3/2/2010		3,676
3/2/2011		3,676
3/2/2012		3,676
3/2/2013		3,676
	166	18,381

(5) Stephen M. Jones
3/2/2009	3,677
3/2/2010	3,676
3/2/2011	3,676
3/2/2012	3,676
3/2/2013	3,676
	18,381

(6) David L. Thomas
3/2/2009	4,333
3/2/2010	4,333
3/2/2011	4,333
3/2/2012	4,332
3/2/2013	4,332
	21,663

(7)  Based on threshold awards under our Long-Term Equity Incentive Plan.  No amounts were earned or paid under this plan for 2008 performance.  See “Compensation Discussion and Analysis.”

The following table summarizes the value of the named executives of stock options exercised or restricted awards vested during 2008.  We calculated the stock award value realized on vesting by multiplying the number of shares by the market value on the vesting date.

2008 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Steven C. Straus	-	-	-	-

Michael J. Celebrezze	-	-	167	828

David L. Thomas	-	-	-	-

Stephen M. Jones	-	-	-	-

Alan H. Buckey	7,650	50,720	-	-

James H. Brenner	-	-	-	-

Nonqualified Deferred Compensation

We offer a non-qualified deferred compensation plan.  Eligible participants include all surgeons, whether our employees or independent contractors or employees or independent contractors of professional corporations that are affiliated with us.  Eligible participants also include other employees of ours with annual base compensation for such year equal to or exceeding $120,000.  We have not provided any match to the participant deferral.  None of the named executive officers participated in the deferred compensation plan in 2008.

As of December 31, 2008, based on the recommendation of the participants and approval of the Board’s Compensation Committee, we terminated the non-qualified deferred compensation plan.  In accordance with the Plan, all disbursements will occur between the periods of 12 months and 24 months after termination of the Plan.

 Potential Post-Employment Payments

Chief Executive Officer

Under the terms of Mr. Straus’ employment agreement, as amended, if we terminate Mr. Straus’ employment without Cause (Cause is defined as a conviction of a felony involving theft or moral turpitude or willful failure to perform duties) or he terminates his employment for Good Reason (Good Reason is defined as a material reduction of title, authority, duties or responsibilities, relocation more than 35 miles from our headquarters in Cincinnati, Ohio, reduction of base salary or bonus percentage, material breach of our obligations, or removal from or failure to be elected to the board of directors), or his employment terminates upon the expiration of any two-year employment term as a result of our notice to him of non-renewal of the employment term or his employment terminates due to death or disability, he will be entitled to the following severance and benefits in addition to any then-accrued and unpaid compensation and benefits from us:  (i) continuation of base salary, payable monthly, for 24 months following termination, (ii) continuation of health, dental and vision benefits for 24 months with premiums charged to him at active employee rates, (iii) in the case of any such termination occurring after the sixth complete month of the fiscal year of termination, a bonus under the Executive Cash Bonus Plan for the year of termination in an amount based on actual performance for the year (provided all subjective individual performance measures will be deemed satisfied), pro-rated for the fraction of the year during which he was employed, and payable when annual bonuses are paid to other senior executives, (iv) all of his time-based Restricted Share Units will vest in full and all of his Performance Share Awards will vest pro rata (and treated as having been earned at a target level of performance if the performance period is not then completed) based on the ratio of the number of days employed from the date of grant to the number of days constituting the vesting period.  In the event of a Change of Control, all of his time-based Restricted Share Units will vest in full and all of his Performance Share Awards will be treated as earned at target (if the performance period is not then completed) and will vest in full.  Change of Control is defined as any “person” becoming the “beneficial owner,” directly or indirectly, of 20% or more of the total voting power of all of our voting securities then outstanding and the acquisition of such beneficial ownership not pre-approved by at least a majority of our directors; at any date the individuals who constituted our Board at the beginning of the two-year period immediately preceding such date (together with any new directors whose election by our Board, or whose nomination for election by our stockholders, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the directors then in office; or immediately after a transaction involving us, our voting shares outstanding immediately prior to such transaction do not represent more than 50% of the total voting power of our voting securities or surviving or acquiring entity or any parent thereof outstanding immediately after such transaction.  All of the foregoing payments are subject to downward adjustment to avoid the application of certain excise taxes.

In connection with his employment agreement, Mr. Straus also entered into a Confidentiality, Inventions and Non-competition Agreement with us that includes, among other provisions, an agreement not to compete with us in the United States or in foreign countries where the Company markets it products or services for a period of one year after his termination of employment.

Other Named Executives

Effective June 26, 2008, we entered into agreements with each of Messrs. Thomas, Celebrezze, Jones and Brenner.  The principal terms of the agreements are as follows:

•
The executive’s employment will be for a one-year term that will be automatically renewed for successive one-year periods, unless we or he provides written notice to the other party not to so renew at least 90 days prior to December 31 of each year.

•
The executive may terminate the Agreement if (A) we have breached any material provision of the agreement, (B) there is a material diminution in the executive’s authority, duties or responsibilities; (C) there is a change of more than 35 miles in the executive’s workplace; or (D) a successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of our business and/or assets fails to assume all of our obligations under the Agreement; in each case after notice and failure to cure.  We may terminate the employment if (i) the executive has breached any material provision and within 30 days after notice thereof, the executive fails to cure such breach; or (ii) the executive at any time refuses or fails to perform, or misperforms, any of his obligations under or in connection with the Agreement in a manner of material importance to us and within 30 days after notice the executive fails to cure such action or inaction; or (iii) a court determines that the executive has committed a fraud or criminal act in connection with his employment that materially affects us.

•
If the executive’s employment is terminated by us for any reason other than pursuant to clauses (i) through (iii) above, or by the executive pursuant to clauses (A), (B), (C) or (D) above, or we give notice of non-renewal as described above, the executive shall be entitled to the following severance and benefits:  (i) continuation of base salary and benefits for 12 months, (ii) in the case of any such termination occurring after the sixth complete month of the fiscal year termination, a bonus under our Executive Cash Bonus Plan for the year of termination in an amount based on actual performance for the year (provided, all subjective individual performance measures will be deemed satisfied), pro-rated for the fraction of the year during which the Employee was employed, and payable when annual bonuses are paid to other senior executives, (iii) all of the executive’s Options and Time-Based Restricted Share Awards will vest in full, (iv) the executive will be issued shares  under outstanding Performance-Based Restricted share Awards based on the actual level of achievement of the performance criteria for the applicable performance period applicable to the Awards, pro-rated to reflect the number of days from  the start of the applicable performance period to the date the executive ceases to be employed by us, divided by the total number of days in the applicable performance period, any such shares to be issued to the executive at the same time as shares are issued to other senior executive officers; and (v) specified accrual obligations.

•
In the event of a Change in Control (as defined under our 2006 Stock Incentive Plan), all of the executive’s Options and Time-Based Restricted Share Awards will vest in full and all of the executive’s Performance-Based Restricted Share Awards will be treated as earned at target (if the performance period is not then completed) and the shares subject thereto will be issued to the executive within 10 days of such Change in Control.

•	Each executive entered into a one-year Confidentiality, Inventions and Non-competition Agreement in connection with these agreements.

Upon the promotion of Michael J. Celebrezze as our Senior Vice President of Finance, Chief Financial Officer and Treasurer on December 1, 2008, we amended his agreement to reflect an increase of his base salary from $205,000 to $260,000.

Mr. Brenner’s offer letter also provided that if we were to terminate his employment for any reason other than cause, we would pay 12 months of base salary over a twelve-month period and would maintain his benefits, in exchange for continued adherence with Confidentiality, Inventions and Non-competition Agreements.  We terminated Mr. Brenner’s employment on July 31, 2008.  The actual payment to Mr. Brenner after his termination through December 31, 2008 was $106,250 in severance and $4,085 in health and welfare benefits.  He is entitled to receive $148,750 in severance and approximately $5,719 in health and welfare benefits through July 31, 2009

Upon his resignation, Mr. Buckey was not entitled to any post-employment compensation.

Other Arrangements

Our Stock Incentive Plans contain change of control provisions that provide that under certain conditions all unvested stock options and grants become fully vested immediately.

The following table summarizes potential post-employment compensation to Messrs. Straus, Celebrezze, Thomas and Jones for any reason other than involuntary termination with cause (in which case no payments would be made) based on an assumption that a triggering event took place on December 31, 2008 and using the $4.11 per share closing price for the Common Stock on that date:

	Mr. Straus(1)	Mr. Celebrezze(2)	Mr. Thomas(2)	Mr. Jones(2)
Compensation
Severance	$760,000	$260,000	$275,000	$214,900
Non-Equity Incentive Plan Payments(3)	-	-	-	-
Time-Based Restricted Stock(4)	19,243	682	-	-
Performance-Based Restricted Stock(3)	-	-	-	-
Benefits and Perquisites
Health and Welfare Benefits	19,608	9,804	9,804	6,834
Total Compensation	$798,851	$270,486	$284,804	$221,734

(1) Mr. Straus has an employment agreement for two years of pay and health benefits.
(2) Messrs. Celebrezze, Thomas and Jones have employment agreements for one year of pay and health benefits.
(3) Payment under incentive compensation plans for 2008 performance did not occur.
(4) Only one grant of time-based restricted stock shares is unvested for each of these individuals.  Their agreements call for an immediate vesting of all unvested shares.  As of December 31, 2008, all options granted these executives had a strike price of $14.28, which was higher than the $4.11 market price.  Therefore, we have determined their values as of that date to be $0.

DIRECTOR COMPENSATION

Non-employee directors receive an annual fee of $40,000, paid one-half in cash and one-half in shares of unrestricted Common Stock. Payments are made quarterly in arrears, pro-rated from the time that an individual first becomes a director.  In addition, each non-employee director receives a Restricted Share Unit award having a value of $50,000, granted at the close of business on the date of our Annual Meeting of Stockholders and pro-rated based upon the date upon which an individual first became a director.  These Restricted Share Units vest over a two-year period, one half on the first anniversary of the date of issue and the remainder on the second anniversary of the date of issue, contingent on the individual remaining a non-employee director on those dates.  The chairman of the Audit Committee receives an annual cash payment of $10,000 and the Chairs of the Compensation Committee and Nominating and Governance Committee receive an annual cash payment of $5,000 each, payable quarterly. Finally, upon first becoming a non-employee Director, an individual receives a grant of 1,000 shares of Restricted Share Units which vests over a two-year period. In addition to the compensation to non-employee directors listed above, in 2008, Mr. Woods received an annualized fee of $125,000 paid quarterly in cash for his board service as non-executive Chairman of the Board. At the recommendation of the Nominating and Governance Committee, the Board has determined that the only change in the compensation structure in 2009 will be to reduce the value of the Restricted Share Units issued to each non-employee director from $75,000 to $50,000.

Steven C. Straus, who was a director during 2008, did not receive any additional compensation for serving on the Board.

2008 Director Compensation

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2) (3) (4)	Option Awards ($)	All Other Compensation ($)	Total ($)
E. Anthony Woods
Chairman of the Board	$145,000	$98,323	$0	$0	$243,323

William F. Bahl	$25,000	$98,323	$0	$0	$123,323

John H. Gutfreund	$23,750	$98,323	$0	$0	$122,073

John C. Hassan	$30,000	$98,323	$0	$0	$128,323

(1)	Mr. Woods received compensation of $125,000 in cash during 2008 for his services as non-executive Chairman of the Board.

(2)	The equity compensation expense to be recorded in the 2008 financial statements for stock awards made to the directors during 2008 is shown in this column.

(3)	The grant date of fair value is measured by FAS 123(R) for awards made to directors in 2008 are as follows:

	3/31/2008	5/12/2008	6/30/2008	9/30/2008	12/31/2008
E. Anthony Woods	$5,000	$74,997	$4,999	$5,002	$5,002
William F. Bahl	5,000	74,997	4,999	5,002	5,002
John H. Gutfreund	5,000	74,997	4,999	5,002	5,002
John C. Hassan	5,000	74,997	4,999	5,002	5,002

The aggregate number of stock awards and stock options outstanding at December 31, 2008 was:

	Stock Awards	Options	Total
E. Anthony Woods	8,722	33,713	42,435
William F. Bahl	8,722	28,857	37,579
John H. Gutfreund	8,722	2,344	11,066
John C. Hassan	8,722	9,376	18,098

SECURITY OWNERSHIP
OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and notes set forth certain information with respect to the beneficial ownership of Common Stock, our only voting security, as of April 13, 2009, by (1) each person who is known by us to be the beneficial owner of more than 5% of our outstanding Common Stock, (2) each director and named executive officer, and (3) all directors and executive officers as a group, based upon 18,581,953 shares outstanding as of that date.

SEC rules provide that shares of Common Stock which an individual or group has a right to acquire within 60 days of April 13, 2009 are deemed to be outstanding for purposes of computing the percentage ownership of that individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown on the table.

Name and Address of Beneficial Owner	Amount and Nature of Ownership (1)		Percent of Class
Stephen N. Joffe	2,115,320	(2)	11.4%
c/o Steven Wolosky, Esq.
Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
Park East 55th Street
New York, NY 10022

Edwardo Baviera Sabater, Julio Baviera Sabater,	1,400,484	(3)	7.5%
Inversiones Telesan BV and Investment Ballo Holding BV
Paseo de la Castellano 20
P28046 Madrid, Spain

HWP Capital Partners II L.P.	1,303,882	(4)	7.0%
300 Cresent Court, Suite 1700
Dallas, TX 75201

Barclays Global Investors, NA	1,275,594	(5)	6.9%
400 Howard Street
San Francisco, CA 94105

Royce & Associates, LLC	1,261,066	(6)	6.8%
1414 Avenue of the Americas
New York, NY 10019

Janus Capital Management LLC	1,095,000	(7)	5.9%
Perkins Small Cap Value Fund
151 Detroit Street
Denver, CO 80206

E. Anthony Woods, Chairman of the Board	80,994	(8)	*

Steven C. Straus, Chief Executive Officer, Director	23,853	(9)	*

William F. Bahl, Director	52,641	(10)	*

John H. Gutfreund, Director	20,828	(11)	*

John C. Hassan, Director	33,629	(12)	*

Edgar F. Heizer III, Director	1,859		*

Michael J. Celebrezze, Senior Vice President of Finance,	9,261	(13)	*
Chief Financial Officer and Treasurer

David L. Thomas, Senior Vice President of Operations	5,333	(14)	*

Stephen M. Jones, Senior Vice President of Human Resources	8,677	(15)	*

All directors and executive officers as a group (9 persons)	237,075	(16)	1.2%

* Less than 1%

(1)
Except as otherwise noted, the persons named in the table have sole voting and dispositive powers with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable.

(2)	This information is based on a Schedule 13D filed with the SEC on November 5, 2008, as amended, in which Mr. Joffe reported having shared voting and dispositive powers.
(3)
This information is based on a Schedule 13D/A filed with the SEC on February 23, 2009.  According to this filing, Sr. Eduardo Baviera Sabater and Inversiones Telesan BV each have sole voting and dispositive power over 765,786 shares of common stock and Sr. Julio Baviera Sabater and Investment Ballo Holding BV each have sole voting and dispositive power over 634,698 shares of common stock.

(4)
This information is based on Schedule 13G/A filed with the SEC on December 22, 2006.  According to this filing, HWP Capital Partners, HWP II, L.P., HWII, LLC and Robert B. Haas have sole voting and dispositive power over these shares.

(5)
This information is based on a Schedule 13G filed with the SEC on February 5, 2009 by Barclays Global Investors, NA and certain affiliates ("Barclays").  According to this filing, Barclays has sole voting power over 1,054,889 shares of common stock and sole dispositive power over 1,215,594 shares of common stock.

(6)
This information is based on a Schedule 13G filed with the SEC by Royce & Associates LLC, a registered investment advisor, on January 26, 2009, in which it reported having sole voting and dispositive power over these shares.

(7)
This information is based on a Schedule 13G filed with the SEC on February 17, 2009 by Janus Capital Management LLC, a registered investment advisor, in which it reported having shared voting and dispositive power over 1,095,000 shares of common stock.  According to this filing, Janus Capital Management has a direct 78.4% ownership of Perkins Invsetment Management LLC, which reports having sole voting and dispositive power over 1,080,000 shares of common stock.

(8)	Includes for Mr. Woods 33,713 shares issuable upon the exercise of certain unexercised stock options.
(9)	Includes for Mr. Straus 7,353 shares issuable upon the exercise of stock.
(10)	Includes for Mr. Bahl 28,857 shares issuable upon the exercise of unexercised stock options.
(11)	Includes for Mr. Gutfreund 2,344 shares issuable upon the exercise of certain unexercised stock options.
(12)	Includes for Mr. Hassan 9,376 shares issuable upon the exercise of certain unexercised stock options. Of the shares owned by Mr. Hassan, 13,626 are held in a margin account.
(13)	Includes for Mr. Celebrezze 3,677 shares issuable upon the exercise of stock options.
(14)	Includes for Mr. Thomas 4,333 shares issuable upon the exercise of stock options.
(15)	Includes for Mr. Jones 3,677 shares issuable upon the exercise of stock options.
(16)	Includes 93,330 shares issuable upon the exercise of certain unexercised stock options held by such persons.

CERTAIN TRANSACTIONS

Related persons include our executive officers, directors, director nominees, 5% or more beneficial owners of our common stock and immediate family members of these persons. The Audit Committee is responsible for reviewing and approving or ratifying related person transactions that would require approval under the proxy rules or which would affect independence under our principles of corporate governance. If an Audit Committee member or his or her family member is involved in a related person transaction, the member will not participate in the approval or ratification of the transaction. In instances where it is not practicable or desirable to wait until the next meeting of the Audit Committee for review of a related person transaction, the Chair of the Audit Committee (or, if the Chair or his or her family member is involved in the related person transaction, any other member of the Audit Committee) has delegated authority to act between Audit Committee meetings for these purposes. A report of any action taken pursuant to delegated authority must be made at the next Audit Committee meeting.

For the Audit Committee to approve a related person transaction, it must be satisfied that it has been fully informed of the interests, relationships and actual or potential conflicts present in the transaction and must believe that the transaction is fair to us. The Audit Committee also must believe, if necessary, that we have developed a plan to manage any actual or potential conflicts of interest. The Audit Committee may ratify a related person transaction that did not receive pre-approval if it determines that there is a compelling business or legal reason for us to continue with the transaction, the transaction is fair to us and the failure to comply with the policy’s pre-approval requirements was not due to fraud or deceit.

During 2008, there were no transactions or series of transactions involving the Company and any of its executive officers, directors, holders of more than 5% of our Common Stock or any immediate family member of any of the foregoing persons that are required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended.

Any situation that might be construed as disqualifying a director as “independent” will be brought to the attention of the Nominating and Governance Committee which will make a recommendation to the Board regarding the director’s continued service on Board Committees.

2010 ANNUAL MEETING OF STOCKHOLDERS

In order for any stockholder proposal to be eligible for inclusion in our Proxy Statement and on our proxy card for the 2010 Annual Meeting of Stockholders, it must be received by our Secretary at the address shown on the cover of this Proxy prior to the close of business on December 25, 2009.  Any proposal received after such date will be considered untimely.  In accordance with the Bylaws, any stockholder who intends to propose any other matter to be acted upon at the 2010 Annual Meeting (but not include such proposal in our Proxy Statement) must inform us no later than March 4, 2010.  If notice is not provided by that date, the persons named in our proxy for the 2010 Annual Meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the Proxy Statement for the 2010 Annual Meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who beneficially own more than ten percent of our equity securities, to file reports of security ownership and changes in that ownership with the SEC.  Officers, directors and greater than ten-percent beneficial owners also are required to furnish us with copies of all Section 16(a) forms they file.  Based upon a review of copies of these forms, we believe that all Section 16(a) filing requirements were complied with on a timely basis during and for 2008, except a Form 4 to report one stock option grant for Mr. Thomas.

STOCKHOLDER COMMUNICATIONS

The Board has established a process for stockholders to communicate with members of the Board.  A stockholder should direct his or her communication in writing to the attention of our Assistant General Counsel at the address shown on the cover of this Proxy Statement.  The Assistant General Counsel will forward the communication to the members of the Board unless he determines that the communication is frivolous or has not been made by the stockholder in good faith.

HOUSEHOLDING PROXY MATERIALS

We have adopted a procedure approved by the SEC called “householding” that will reduce our printing costs and postage fees.  Under this procedure, multiple stockholders residing at the same address will receive a single copy of the Annual Report on Form 10-K, Proxy Statement or notice, as applicable, unless the stockholders notify us that they wish to receive individual copies.  Stockholders may revoke their consent to householding at any time by contacting us, either by calling the Company at (513) 792-5629 or by writing to our Secretary at the address set forth on the front page of this Proxy Statement.  We will remove you from the householding program within 30 days of receipt of your notice, after which you will receive an individual copy of the Annual Report on Form 10-K, Proxy Statement or notice, as applicable.

REQUESTS FOR CERTAIN DOCUMENTS

You may obtain without charge our Form 10-K for the fiscal year ended December 31, 2008 or any of the other corporate governance documents referred to in this Proxy Statement by writing to our Secretary at our address shown on the cover page of this Proxy Statement or calling 513-792-5629. These also are available on the SEC’s website at www.sec.gov or on our websites at  www.lasikplus.com  and  www.lca-vision.com.

Before You Vote

How to Access the Proxy Materials

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How To Vote

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Internal Use Only

0000022514_2   R2.09.03.17

Voting items

The Board of Directors recommends that you vote FOR the following:

1. Election of Directors

Nominees

01 WILLIAM F. BAHL 02 JOHN H. GUTFREUND 03 JOHN C. HASSAN 04 EDGAR F. HEIZER III 05 STEVEN C. STRAUS
06 E. ANTHONY WOODS

The Board of Directors recommends you vote FOR the following proposal(s):

2 Approval of the company's Stockholders Rights Plan.

BARCODE

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0000022514_3 R2.09.03.17

Reserved for Broadridge Internal Control Information

NAME	
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

0000225144_4 R2.09.03.17

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LCA-VISION INC.
7840 MONTGOMERY ROAD
ATTN: BARB KISE
CININNATI, OH 45236

Investor Address Line 1
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Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
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1 1 1 OF 2

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME	
THE COMPANY NAME INC. - COMMON	
THE COMPANY NAME INC. - CLASS A	
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THE COMPANY NAME INC. - CLASS E	
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SHARES	
	123,456,789,012.12345
	123,456,789,012.12345
	123,456,789,012.12345
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The Board of Directors recommends that you vote FOR the following:

1. Election of Directors

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 WILLIAM F. BAHL 02 JOHN H. GUTFREUND 03 JOHN C. HASSAN 04 EDGAR F. HEIZER III 05 STEVEN C. STRAUS
06 E. ANTHONY WOODS

02 0000000000

The Board of Directors recommends you vote FOR the following proposal(s):

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

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0000022527_1 R2.09.03.17

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report/10-K, Notice & Proxy Statement is/are available at www.proxyvote.com .

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Steven C. Straus and Michael J. Celebrezze, and each of them with full power of substitution, as proxies to vote as designated on the reverse side, for and in the name of the undersigned, all shares of stock of LCA-Vision Inc. which the undersigned is entitled to vote at the Annual Meeting of the Stockholders of said Company scheduled to be held June 2, 2009 at 10:00 a.m. ET at The Queen City Club, 331 East Fourth Street, Cincinnati, Ohio 45202 or at any adjournment or recess thereof. A properly signed proxy that gives no direction will be voted in accordance with the recommendation of the Board of Directors or, if there is none, in accordance with their best judgment.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of Directors, FOR the approval of the Stockholders Rights Plan and FOR the ratification of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2009.

Continued and to be signed on reverse side

0000022527_2 R2.09.03.17